Exhibit 99.1

Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2018		Full Year 2018
●	Total revenue increased 25.1% to $2,132 million	●	Total revenue increased 11.6% to $7,440 million
●	Property revenue increased 25.3% to $2,103 million	●	Property revenue increased 11.4% to $7,315 million
●	Net income increased 50.3% to $293 million	●	Net income increased 3.2% to $1,265 million
●	Adjusted EBITDA increased 38.2% to $1,425 million	●	Adjusted EBITDA increased 14.1% to $4,667 million
●	Consolidated AFFO increased 50.8% to $1,067 million	●	Consolidated AFFO increased 22.0% to $3,539 million
Boston, Massachusetts – February 27, 2019: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and full year ended December 31, 2018.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “We were pleased to conclude the first year of our Stand and Deliver strategy with a strong quarter, particularly in the U.S. where Organic Tenant Billings Growth reached 8.0% for the first time since 2014. We continued to deploy capital using our proven methodology throughout 2018, adding over 24,000 sites to our portfolio, increasing our dividend by 20% and repurchasing more than $230 million in stock, all while growing our Consolidated AFFO per Share by double digits for the 11th consecutive year.
Our outlook for 2019 implies another year of record new business contributions in the U.S. and strong underlying performance internationally, supported by continued global secular growth in mobile data usage.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and year ended December 31, 2018 (all comparative information is presented against the quarter and year ended December 31, 2017, respectively).

($ in millions, except per share amounts.)	Q4 2018(1)	Growth Rate	FY 2018(1)	Growth Rate
Total revenue	$2,132	25.1%	$7,440	11.6%
Total property revenue	$2,103	25.3%	$7,315	11.4%
Total Tenant Billings Growth	$113	8.3%	$460	8.6%
Organic Tenant Billings Growth	$52	3.9%	$275	5.2%
Property Gross Margin	$1,573	35.1%	$5,188	13.9%
Property Gross Margin %	74.8%		70.9%
Net income(2)	$293	50.3%	$1,265	3.2%
Net income attributable to AMT common stockholders(2)	$278	26.4%	$1,227	6.6%
Net income attributable to AMT common stockholders per diluted share(2)	$0.62	21.6%	$2.77	3.7%
Adjusted EBITDA	$1,425	38.2%	$4,667	14.1%
Adjusted EBITDA Margin %	66.8%		62.7%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$1,002	40.1%	$3,209	19.0%
Consolidated AFFO	$1,067	50.8%	$3,539	22.0%
Consolidated AFFO per Share	$2.40	46.3%	$7.99	18.9%
AFFO attributable to AMT common stockholders	$877	27.4%	$3,191	15.8%
AFFO attributable to AMT common stockholders per Share	$1.97	23.9%	$7.20	12.9%

Cash provided by operating activities	$1,263	59.1%	$3,748	28.1%
Less: total cash capital expenditures(3)	$311	26.2%	$937	13.7%
Free Cash Flow	$953	74.0%	$2,811	33.8%
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(1)
Inclusive of the negative impacts of Indian Carrier Consolidation-Driven Churn (ICCC) and the positive impacts of the Company’s settlement with Tata. For reconciliations of these impacts on key metrics, please see tables below.

(2)
Q4 2018 and FY 2018 reflect impairment charges of approximately $212 million and $394 million, respectively, primarily associated with assets in India, partially offset by income tax benefits, also primarily in India. The net impact of these items attributable to AMT common stockholders for Q4 2018 and FY 2018 was approximately $100 million and $177 million, respectively.

(3)
Q4 2018 and FY 2018 cash capital expenditures include $9.6 million and $32.0 million, respectively, of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, term loan, senior notes, secured debt and capital leases.

Certain wireless carriers in India are in the process of, or have recently concluded, merging their operations or exiting the marketplace. The Company’s operational and financial results during the fourth quarter and full year 2018 were impacted by churn driven by this carrier consolidation process (Indian Carrier Consolidation-Driven Churn, “ICCC”) as well as the Company’s settlement with Tata. This settlement resulted in a net positive impact of $334 million to property revenue, $327 million to Adjusted EBITDA and $313 million to Consolidated AFFO. We are disclosing the additional financial metrics below to provide insight into the underlying long-term trends across the Company’s business excluding these impacts. We expect ICCC to impact our operational and financial results at varying rates throughout 2019 and to result in an overall reduction in Indian contracted tenant revenue. The impacts of ICCC and the Tata settlement on net income are not provided, as the impact on all components of the net income measure cannot be reasonably calculated.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	Q4 2018 Results				Q4 2017 Results			Growth Rates vs. Prior Year
($ in millions)	As Reported	Impact of Tata Settlement(1)	Impact of ICCC	Normalized	As Reported	Impact of ICCC	Normalized	As Reported	Impact of ICCC and Tata Settlement	Normalized
Total property revenue	$2,103	$(334)	$79	$1,849	$1,678	$7	$1,686	25.3%	(15.6)%	9.7%
Adjusted EBITDA	1,425	(327)	54	1,152	1,031	7	1,038	38.2%	(27.2)%	11.0%
Consolidated AFFO	1,067	(313)	43	796	707	5	712	50.8%	(39.1)%	11.7%
Consolidated AFFO per Share	$2.40	$(0.71)	$0.10	$1.79	$1.64	$0.01	$1.65	46.3%	(37.8)%	8.5%
Consolidated Organic Tenant Billings	52	—	58	111	77	7	84	3.9%	4.2%	8.1%
International Organic Tenant Billings	(16)	—	58	42	30	7	37	(3.1)%	11.4%	8.3%

	FY 2018 Results				FY 2017 Results			Growth Rates vs. Prior Year
($ in millions)	As Reported	Impact of Tata Settlement(1)	Impact of ICCC	Normalized	As Reported	Impact of ICCC	Normalized	As Reported	Impact of ICCC and Tata Settlement	Normalized
Total property revenue	$7,315	$(334)	$189	$7,170	$6,566	$9	$6,575	11.4%	(2.4)%	9.0%
Adjusted EBITDA	4,667	(327)	120	4,459	4,090	9	4,098	14.1%	(5.3)%	8.8%
Consolidated AFFO	3,539	(313)	96	3,322	2,902	7	2,909	22.0%	(7.8)%	14.2%
Consolidated AFFO per Share	$7.99	$(0.71)	$0.22	$7.50	$6.72	$0.02	$6.74	18.9%	(7.6)%	11.3%
Consolidated Organic Tenant Billings	275	—	128	403	347	9	356	5.2%	2.4%	7.5%
International Organic Tenant Billings	32	—	128	160	152	9	161	1.6%	6.4%	8.0%
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(1)
Includes the one-time net positive impacts to 2018 property revenue, Adjusted EBITDA and Consolidated AFFO related to the Company's settlement with Tata. Churn associated with the settlement is reflected in the ICCC column.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and full year ended December 31, 2018, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2018(1)	FY 2018
Distributions per share	$0.84	$3.15
Aggregate amount (in millions)	$371	$1,390
Year-over-year per share growth	20.0%	20.2%
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(1)    The distribution declared was paid in the first quarter of 2019 to stockholders of record as of the close of business on December 27, 2018.
Stock Repurchase Program – The Company repurchased a total of 0.3 million shares of its common stock for $44 million during Q4 2018 and 1.6 million shares of its common stock for $233 million during the full year 2018. As of December 31, 2018, there was $2.1 billion remaining under the Company’s existing stock repurchase programs.

Capital Expenditures – During the fourth quarter of 2018, total capital expenditures were $311 million, of which $58 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year, total capital expenditures were $937 million, of which $159 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the fourth quarter of 2018, the Company spent $444 million to acquire 936 communications sites, including 106 sites in the United States, 830 sites in international markets, primarily in Kenya as part of its previously disclosed transaction with Telkom Kenya Limited and other communications infrastructure assets. For the full year 2018, the Company spent approximately $1.9 billion to acquire over 22,000 communications sites and other communications infrastructure assets.

Other Events – As previously disclosed, during the fourth quarter of 2018, the Company entered into agreements for a settlement and release of certain contractual lease obligations of Tata Teleservices and related entities (Tata), which had previously been a major tenant. As part of this arrangement, the Company received a cash payment of approximately $346 million in Q4 2018. After accounting for certain other adjustments, this settlement resulted in a net positive impact of $334 million to property revenue, $327 million to Adjusted EBITDA and $313 million to Consolidated AFFO. The impact of the settlement on net income is not provided, as the impact on all components of the net income measure cannot be reasonably calculated. In the fourth quarter, the Company also recorded an impairment charge of approximately $164 million for sites that it intends to decommission as a result of the settlement. The Company expects to realize ongoing operational expense savings attributable to the decommissioning of these sites.
Also as previously disclosed, the Company has received notice from Tata Teleservices of its exercise of put options with respect to 50% of its holdings of the Company’s Indian subsidiary, ATC Telecom Infrastructure Private Limited (ATC TIPL). The Company has also received notice from Infrastructure Development Finance Company (IDFC) of its exercise of put options with respect to 100% of its holdings of ATC TIPL. The Company expects to complete the redemption of the ATC TIPL shares pursuant to these put rights in the first half of 2019 for total consideration of approximately INR 29.4 billion (approximately $420 million as of December 31, 2018), subject to regulatory approval. Pro forma for this redemption, the Company will hold an ownership interest of approximately 79% in ATC TIPL.
LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2018, the Company’s Net Leverage Ratio was 3.5x net debt (total debt less cash and cash equivalents) to fourth quarter 2018 annualized Adjusted EBITDA. This ratio was positively impacted by the Company’s settlement with Tata as reconciled below.

Calculation of Net Leverage Ratio	As of December 31, 2018
($ in millions, totals may not add due to rounding)	As Reported	Tata Settlement Impact	Normalized
Total debt	$21,160	$—	$21,160
Less: Cash and cash equivalents	1,209	(346)	863
Net Debt	19,951	346	20,297
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	5,699	(1,308)	4,391
Net Leverage Ratio	3.5x	1.1x	4.6x
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(1)    Q4 2018 Adjusted EBITDA multiplied by four.
Liquidity – As of December 31, 2018, the Company had $4.3 billion of total liquidity, consisting of $1.2 billion in cash and cash equivalents plus the ability to borrow an aggregate of $3.1 billion under its revolving credit facilities, net of any outstanding letters of credit.
On February 14, 2019, the Company entered into a loan agreement for a new $1.3 billion unsecured term loan. The Company used the net proceeds of this new term loan, together with cash on hand, to repay existing indebtedness under its 2018 term loan.
FULL YEAR 2019 OUTLOOK
The following full year 2019 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 27, 2019. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 27, 2019 through December 31, 2019: (a) 39.70 Argentinean Pesos; (b) 3.75 Brazilian Reais; (c) 665 Chilean Pesos; (d) 3,130 Colombian Pesos; (e) 0.88 Euros; (f) 5.05 Ghanaian Cedi; (g) 71.20 Indian Rupees; (h) 102 Kenyan Shillings; (i) 19.20 Mexican Pesos; (j) 360 Nigerian Naira; (k) 6,050 Paraguayan Guarani; (l) 3.35 Peruvian Soles; (m) 13.70 South African Rand; and (n) 3,730 Ugandan Shillings.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $105 million, $45 million and $35 million, respectively, relative to the Company’s 2018 operating results. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s full year 2019 outlook also reflects estimated cumulative unfavorable impacts of ICCC on property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $380 million, $268 million and $214 million, respectively, inclusive of an expected reduction in pass-through revenue of approximately $83 million. These impacts include consolidation churn experienced through the end of 2018, as well as the incremental expected impacts of ICCC in 2019. The 2019-specific impacts of ICCC to property revenue, Adjusted

EBITDA and Consolidated AFFO are $191 million, $148 million and $118 million, respectively, including $22 million in lower pass-through revenue. At this time, the Company expects the impacts of ICCC to last throughout 2019 and anticipates that churn rates in India will return to lower levels in 2020 and beyond. The Company is providing key outlook measures adjusted to quantify the impacts of ICCC and the Tata settlement on such measures as it believes that these adjusted measures better reflect the long-term trajectory of its recurring business and provide investors with a more comprehensive analysis of the Company’s operations. The impacts of ICCC and the Tata settlement on net income are not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency, London Interbank Offered Rate (LIBOR) fluctuations and ICCC on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2019 Outlook ($ in millions)	Full Year 2019			Midpoint Growth
Total property revenue(1)	$7,125	to	$7,295	(1.4)%
Net income	1,510	to	1,620	23.7%
Adjusted EBITDA	4,415	to	4,525	(4.2)%
Consolidated AFFO	3,370	to	3,480	(3.2)%
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(1)
Includes U.S. property revenue of $3,915 million to $4,005 million and international property revenue of $3,210 million to $3,290 million, reflecting midpoint growth rates of 3.6% and (6.9)%, respectively. The U.S. growth rate includes a negative impact of nearly 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes estimated negative impacts of approximately 15% attributable to ICCC and the non-recurrence of the Tata settlement, and approximately 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2019 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$975	$975
Straight-line revenue	(32)	35	3
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(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2019 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~7%	(~2)%	~3-4%
New Site Tenant Billings	<0.5%	~5-6%	>2%
Total Tenant Billings Growth	>7%	~3-4%	~5-6%
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(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to 2019 Outlook: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	FY 2018 Results				2019 Outlook, at the Midpoint			Midpoint Growth Rates vs. Prior Year
($ in millions)	As Reported	Impact of Tata Settlement(1)	Impact of ICCC	Normalized	As Reported	Impact of ICCC(2)	Normalized	As Reported	Impact of ICCC and Tata Settlement(3)	Normalized
Total property revenue(4)	$7,315	$(334)	$189	$7,170	$7,210	$380	$7,590	(1.4)%	7.3%	5.9%
Adjusted EBITDA	4,667	(327)	120	$4,459	$4,470	$268	$4,738	(4.2)%	10.5%	6.2%
Consolidated AFFO	3,539	(313)	96	$3,322	$3,425	$214	$3,639	(3.2)%	12.8%	9.6%
Consolidated AFFO per Share(5)	$7.99	$(0.71)	$0.22	$7.50	$7.70	$0.48	$8.18	(3.6)%	12.7%	9.1%
Consolidated Organic Tenant Billings	275	—	128	403	204	211	416	~3-4%	~3.5%	~7%
International Organic Tenant Billings	32	—	128	160	(46)	211	166	(~2)%	~9-10%	~7-8%
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(1)
Includes the one-time net positive impacts to 2018 property revenue, Adjusted EBITDA and Consolidated AFFO related to the Company's settlement with Tata. Churn associated with the settlement is reflected in the ICCC column.

(2)	Reflects the cumulative impacts of ICCC from 2017 through 2019.

(3)	Reflects the cumulative impacts of ICCC from 2017 through 2019 and the 2018 impacts of the Tata settlement.

(4)	Expected consolidation impacts include a cumulative decline of approximately $61 million and $83 million in pass-through revenue for 2018 and 2019, respectively.

(5)	Assuming 2019 weighted average diluted share count of 445 million shares.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Discretionary capital projects(1)	$265	to	$305
Ground lease purchases	150	to	160
Start-up capital projects	70	to	90
Redevelopment	255	to	265
Capital improvement	150	to	170
Corporate	10	—	10
Total	$900	to	$1,000
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(1)	Includes the construction of approximately 2,500 to 3,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Net income	$1,510	to	$1,620
Interest expense	845	to	855
Depreciation, amortization and accretion	1,780	to	1,820
Income tax provision	135	to	115
Stock-based compensation expense	115	to	125
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	30	to	(10)
Adjusted EBITDA	$4,415	to	$4,525

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2019
Net income	$1,510	to	$1,620
Straight-line revenue	(3)	—	(3)
Straight-line expense	31	—	31
Depreciation, amortization and accretion	1,780	to	1,820
Stock-based compensation expense	115	to	125
Deferred portion of income tax	10	to	(8)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	87	to	75
Capital improvement capital expenditures	(150)	to	(170)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,370	to	$3,480
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and full year ended December 31, 2018 and its outlook for 2019. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (800) 260-0712
International dial-in: (612) 288-0318
Passcode: 462631
When available, a replay of the call can be accessed until 11:59 p.m. ET on March 13, 2019. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 462631
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 171,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. The Company believes that providing this additional metric enhances transparency and provides a better understanding of its recurring business without the impact of what it believes to be a transitory event.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, in periods through the third quarter of 2018, the Latin America property segment Operating Profit and Gross Margin also include interest income (expense), TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2019 outlook and other targets, our expectations regarding Indian Carrier Consolidation-Driven Churn (ICCC) and factors that could affect such expectations, foreign currency exchange rates, our expectations for the redemption of shares in ATC TIPL and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) increasing competition within our industry may materially and adversely affect our revenue; (3) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (7) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (16) we could have liability under environmental and occupational safety and health laws; (17) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (18) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2017, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended June 30, 2018, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,208.7	$802.1
Restricted cash	96.2	152.8
Short-term investments	—	1.0
Accounts receivable, net	459.0	513.6
Prepaid and other current assets	621.2	568.6
Total current assets	2,385.1	2,038.1
PROPERTY AND EQUIPMENT, net	11,247.1	11,101.0
GOODWILL	5,501.9	5,638.4
OTHER INTANGIBLE ASSETS, net	11,174.3	11,783.3
DEFERRED TAX ASSET	157.7	204.4
DEFERRED RENT ASSET	1,581.7	1,499.0
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	962.6	950.1
TOTAL	$33,010.4	$33,214.3
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$130.8	$142.9
Accrued expenses	948.3	854.3
Distributions payable	377.4	304.4
Accrued interest	174.5	166.9
Current portion of long-term obligations	2,754.8	774.8
Unearned revenue	304.1	268.8
Total current liabilities	4,689.9	2,512.1
LONG-TERM OBLIGATIONS	18,405.1	19,430.3
ASSET RETIREMENT OBLIGATIONS	1,210.0	1,175.3
DEFERRED TAX LIABILITY	535.9	898.1
OTHER NON-CURRENT LIABILITIES	1,265.1	1,244.2
Total liabilities	26,106.0	25,260.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,004.8	1,126.2
EQUITY:
Preferred stock, Series B	—	0.0
Common stock	4.5	4.4
Additional paid-in capital	10,380.8	10,247.5
Distributions in excess of earnings	(1,199.5)	(1,058.1)
Accumulated other comprehensive loss	(2,642.9)	(1,978.3)
Treasury stock	(1,206.8)	(974.0)
Total American Tower Corporation equity	5,336.1	6,241.5
Noncontrolling interests	563.5	586.6
Total equity	5,899.6	6,828.1
TOTAL	$33,010.4	$33,214.3

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018(1)	2017	2018(1)	2017
REVENUES:
Property	$2,103.3	$1,678.3	$7,314.7	$6,565.9
Services	28.6	26.2	125.4	98.0
Total operating revenues	2,131.9	1,704.5	7,440.1	6,663.9
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $0.4, $0.3, $2.4 and $2.1, respectively)	531.0	517.4	2,128.7	2,022.0
Services (including stock-based compensation expense of $0.2 $0.2, $0.9 and $0.8, respectively)	9.9	9.5	49.1	34.6
Depreciation, amortization and accretion	765.9	466.1	2,110.8	1,715.9
Selling, general, administrative and development expense (including stock-based compensation expense of $25.6, $21.6, $134.2 and $105.6, respectively)(2)	192.5	171.1	733.2	637.0
Other operating expenses(3)	243.7	211.4	513.3	256.0
Total operating expenses	1,743.0	1,375.5	5,535.1	4,665.5
OPERATING INCOME	388.9	329.0	1,905.0	1,998.4
OTHER INCOME (EXPENSE):
Interest income (expense), TV Azteca, net of interest expense of $0.0, $0.3, $1.2, and $1.2, respectively	—	2.6	(0.1)	10.8
Interest income	10.8	8.8	54.7	35.4
Interest expense	(208.8)	(190.1)	(825.5)	(749.6)
Loss on retirement of long-term obligations	(3.3)	(0.3)	(3.3)	(70.2)
Other income (expense) (including realized and unrealized foreign currency gains (losses) of $10.4, ($4.3), $(4.5) and $26.4, respectively)	9.7	(8.6)	23.8	31.3
Total other expense	(191.6)	(187.6)	(750.4)	(742.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	197.3	141.4	1,154.6	1,256.1
Income tax benefit (provision)(4)	95.4	53.4	110.1	(30.7)
NET INCOME	292.7	194.8	1,264.7	1,225.4
Net (income) loss attributable to noncontrolling interests	(15.1)	43.7	(28.3)	13.5
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	277.6	238.5	1,236.4	1,238.9
Dividends on preferred stock	—	(18.9)	(9.4)	(87.4)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$277.6	$219.6	$1,227.0	$1,151.5
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.63	$0.51	$2.79	$2.69
Diluted net income attributable to American Tower Corporation common stockholders	$0.62	$0.51	$2.77	$2.67
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	440,838	428,836	439,606	428,181
DILUTED	444,304	432,472	442,960	431,688
_______________

(1)	Reflects the impacts of the Company’s settlement with Tata.

(2)	Q4 2018 includes approximately $17 million in net bad debt expense recognized in Asia, primarily associated with Reliance Communications.

(3)
Three and twelve months ended December 31, 2018 reflect impairment charges of approximately $212 million and $394 million, respectively, primarily associated with assets in India, partially offset by income tax benefits, also primarily in India. The net impact of these items attributable to AMT common stockholders for the three and twelve months ended December 31, 2018 was approximately $100 million and $177 million, respectively.

(4)	All periods reflect income tax benefits in India.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,264.7	$1,225.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	2,110.8	1,715.9
Stock-based compensation expense	137.5	108.5
Loss on early retirement of long-term obligations	3.3	70.2
Other non-cash items reflected in statements of operations	246.0	157.8
Increase in net deferred rent balances	(29.7)	(132.1)
Increase in assets	(133.8)	(371.0)
Increase in liabilities	149.5	150.9
Cash provided by operating activities	3,748.3	2,925.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(913.2)	(803.6)
Payments for acquisitions, net of cash acquired	(1,881.4)	(2,007.0)
Proceeds from sales of short-term investments and other non-current assets	1,252.2	14.7
Payments for short-term investments	(1,154.3)	—
Deposits and other	(52.8)	(5.0)
Cash used for investing activities	(2,749.5)	(2,800.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	3,263.3	5,359.4
Proceeds from issuance of senior notes, net	584.9	2,674.0
Proceeds from term loan	1,500.0	—
Proceeds from issuance of securities in securitization transaction	500.0	—
Repayments of notes payable, credit facilities, term loan, senior notes, secured debt and capital leases(1)	(4,884.8)	(6,484.4)
(Distributions to) contributions from noncontrolling interest holders, net	(14.4)	264.3
Purchases of common stock	(232.8)	(766.3)
Proceeds from stock options and ESPP	98.9	119.7
Distributions paid on preferred stock	(18.9)	(91.4)
Distributions paid on common stock	(1,323.5)	(1,073.0)
Payment for early retirement of long-term obligations	(3.3)	(75.3)
Deferred financing costs and other financing activities	(56.6)	(40.0)
Purchase of noncontrolling interest	(20.5)	—
Cash used for financing activities	(607.7)	(113.0)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(41.1)	6.7
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	350.0	18.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	954.9	936.5
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,304.9	$954.9
CASH PAID FOR INCOME TAXES, NET	$163.9	$136.5
CASH PAID FOR INTEREST	$789.7	$712.1
_______________

(1)	Twelve months ended December 31, 2018 and December 31, 2017 include $32.0 million and $31.8 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2018
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$976	$311	$637	$180	$1,127	$2,103	$29	$2,132
Segment operating expenses(2)	193	97	178	63	338	531	10	540
Interest income, TV Azteca, net	—	—	—	—	—	—	—	—
Segment Gross Margin	$783	$214	$458	$117	$789	$1,573	$19	$1,592
Segment SG&A(2)	48	19	38	19	76	124	2	125
Segment Operating Profit	$735	$195	$420	$98	$714	$1,449	$17	$1,466
Segment Operating Profit Margin	75%	63%	66%	55%	63%	69%	60%	69%

Revenue Growth	7.0%	0.8%	114.5%	12.0%	47.2%	25.3%	9.2%	25.1%
Total Tenant Billings Growth	8.2%	12.9%	0.8%	11.8%	8.4%	8.3%
Organic Tenant Billings Growth	8.0%	10.2%	(25.5)%	6.3%	(3.1)%	3.9%

Revenue Components(3)
Prior-Year Tenant Billings	$853	$209	$175	$121	$505	$1,358
Colocations/Amendments	55	11	14	5	30	85
Escalations	27	13	4	6	22	49
Cancellations	(12)	(5)	(63)	(4)	(72)	(84)
Other	(1)	3	0	1	4	3
Organic Tenant Billings	$922	$230	$131	$128	$489	$1,411
New Site Tenant Billings	2	6	46	7	58	60
Total Tenant Billings	$923	$236	$177	$135	$548	$1,471
Foreign Currency Exchange Impact(4)	—	(25)	(18)	(5)	(48)	(48)
Total Tenant Billings (Current Period)	$923	$211	$158	$130	$500	$1,423

Straight-Line Revenue	20	7	(15)	3	(5)	15
Prepaid Amortization Revenue	24	0	—	6	6	30
Other Revenue	8	23	362	2	388	396
International Pass-Through Revenue	—	82	150	40	271	271
Foreign Currency Exchange Impact(5)	—	(12)	(19)	(1)	(33)	(33)
Total Property Revenue (Current Period)	$976	$311	$637	$180	$1,127	$2,103
_______________

(1)	Inclusive of the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$912	$308	$297	$161	$766	$1,678	$26	$1,705
Segment operating expenses(2)	194	99	167	58	323	517	9	526
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$718	$213	$130	$103	$445	$1,164	$17	$1,181
Segment SG&A(2)	39	21	33	18	72	111	4	115
Segment Operating Profit	$679	$192	$97	$85	$373	$1,053	$13	$1,066
Segment Operating Profit Margin	74%	62%	33%	53%	49%	63%	51%	63%

Revenue Growth	7.1%	16.2%	10.0%	19.5%	14.4%	10.3%	43.8%	10.7%
Total Tenant Billings Growth	6.7%	12.8%	3.7%	23.8%	11.9%	8.6%
Organic Tenant Billings Growth	5.9%	9.9%	2.6%	8.3%	6.9%	6.2%

Revenue Components(3)
Prior-Year Tenant Billings	$800	$181	$163	$100	$443	$1,243
Colocations/Amendments	35	11	15	4	30	64
Escalations	25	8	3	6	17	41
Cancellations	(12)	(1)	(14)	(2)	(17)	(29)
Other	(1)	1	(0)	(0)	1	0
Organic Tenant Billings	$847	$199	$167	$108	$474	$1,320
New Site Tenant Billings	7	5	2	16	22	29
Total Tenant Billings	$853	$204	$169	$124	$496	$1,349
Foreign Currency Exchange Impact(4)	—	5	7	(3)	9	9
Total Tenant Billings (Current Period)	$853	$209	$175	$121	$505	$1,358

Straight-Line Revenue	32	7	1	2	10	42
Prepaid Amortization Revenue	26	0	—	0	1	26
Other Revenue	1	15	1	0	15	17
International Pass-Through Revenue	—	75	115	39	229	229
Foreign Currency Exchange Impact(5)	—	2	5	(2)	5	5
Total Property Revenue (Current Period)	$912	$308	$297	$161	$766	$1,678
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2018
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$3,822	$1,265	$1,541	$687	$3,493	$7,315	$125	$7,440
Segment operating expenses(2)	771	406	711	238	1,355	2,126	48	2,175
Interest expense, TV Azteca, net	—	(0)	—	—	(0)	(0)	—	(0)
Segment Gross Margin	$3,051	$858	$830	$449	$2,137	$5,188	$77	$5,266
Segment SG&A(2)	165	84	111	69	263	429	14	443
Segment Operating Profit	$2,886	$775	$719	$380	$1,874	$4,760	$63	$4,823
Segment Operating Profit Margin	76%	61%	47%	55%	54%	65%	50%	65%

Revenue Growth	6.0%	8.1%	32.3%	9.8%	18.0%	11.4%	28.0%	11.6%
Total Tenant Billings Growth	7.9%	14.6%	4.4%	10.0%	9.9%	8.6%
Organic Tenant Billings Growth	7.3%	11.4%	(13.1)%	6.8%	1.6%	5.2%

Revenue Components(3)
Prior-Year Tenant Billings	$3,344	$809	$705	$472	$1,986	$5,331
Colocations/Amendments	189	48	49	17	115	303
Escalations	104	47	14	23	84	188
Cancellations	(44)	(13)	(157)	(9)	(179)	(223)
Other	(5)	10	1	1	12	7
Organic Tenant Billings	$3,587	$901	$612	$504	$2,018	$5,605
New Site Tenant Billings	21	26	124	15	165	186
Total Tenant Billings	$3,608	$927	$736	$519	$2,182	$5,791
Foreign Currency Exchange Impact(4)	—	(65)	(34)	(4)	(103)	(103)
Total Tenant Billings (Current Period)	$3,608	$862	$702	$515	$2,080	$5,688

Straight-Line Revenue	64	18	(3)	7	22	86
Prepaid Amortization Revenue	99	2	—	7	9	108
Other Revenue	51	87	339	14	440	491
International Pass-Through Revenue	—	329	533	150	1,011	1,011
Foreign Currency Exchange Impact(5)	—	(33)	(30)	(6)	(69)	(69)
Total Property Revenue (Current Period)	$3,822	$1,265	$1,541	$687	$3,493	$7,315
_______________

(1)	Inclusive of the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$3,606	$1,170	$1,164	$626	$2,960	$6,566	$98	$6,664
Segment operating expenses(2)	747	386	649	238	1,273	2,020	34	2,054
Interest income, TV Azteca, net	—	11	—	—	11	11	—	11
Segment Gross Margin	$2,859	$794	$515	$388	$1,698	$4,557	$64	$4,621
Segment SG&A(2)	151	78	82	68	228	379	14	393
Segment Operating Profit	$2,708	$717	$433	$320	$1,470	$4,178	$51	$4,228
Segment Operating Profit Margin	75%	61%	37%	51%	50%	64%	52%	63%

Revenue Growth	7.0%	18.6%	40.7%	18.3%	26.3%	14.9%	35.1%	15.2%
Total Tenant Billings Growth	6.6%	13.5%	39.1%	25.5%	24.6%	12.6%
Organic Tenant Billings Growth	6.2%	10.8%	8.5%	9.4%	9.7%	7.4%

Revenue Components(3)(4)
Prior-Year Tenant Billings	$3,138	$682	$491	$389	$1,562	$4,700
Colocations/Amendments	151	39	59	18	116	267
Escalations	97	37	14	23	73	170
Cancellations	(54)	(4)	(30)	(5)	(40)	(94)
Other	1	2	(0)	1	3	4
Organic Tenant Billings	$3,333	$755	$533	$426	$1,714	$5,047
New Site Tenant Billings	12	19	150	62	232	243
Total Tenant Billings	$3,344	$774	$683	$488	$1,946	$5,290
Foreign Currency Exchange Impact(5)	—	35	21	(16)	40	40
Total Tenant Billings (Current Period)	$3,344	$809	$705	$472	$1,986	$5,331

Straight-Line Revenue	145	29	12	7	48	193
Prepaid Amortization Revenue	101	2	—	1	3	104
Other Revenue	14	26	(25)	(0)	1	16
International Pass-Through Revenue	—	287	459	171	917	917
Foreign Currency Exchange Impact(6)	—	16	14	(25)	5	5
Total Property Revenue (Current Period)	$3,606	$1,170	$1,164	$626	$2,960	$6,566
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects reclassification of fiber solutions revenue from Tenant Billings components to Other Revenue.

(5)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(6)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)
The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018(1)	2017	2018(1)	2017
Net income	$292.7	$194.8	$1,264.7	$1,225.4
Income tax (benefit) provision	(95.4)	(53.4)	(110.1)	30.7
Other (income) expense	(9.7)	8.6	(23.8)	(31.3)
Loss on retirement of long-term obligations	3.3	0.3	3.3	70.2
Interest expense	208.8	190.1	825.5	749.6
Interest income	(10.8)	(8.8)	(54.7)	(35.4)
Other operating expenses	243.7	211.4	513.3	256.0
Depreciation, amortization and accretion	765.9	466.1	2,110.8	1,715.9
Stock-based compensation expense	26.2	22.1	137.5	108.5
Adjusted EBITDA	$1,424.7	$1,031.2	$4,666.5	$4,089.6
Total revenue	2,131.9	1,704.5	7,440.1	6,663.9
Adjusted EBITDA Margin	67%	60%	63%	61%
The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018(1)	2017	2018(1)	2017
Net income	$292.7	$194.8	$1,264.7	$1,225.4
Real estate related depreciation, amortization and accretion	718.1	399.3	1,915.2	1,516.9
Losses from sale or disposal of real estate and real estate related impairment charges	234.2	211.8	479.7	244.4
Dividends on preferred stock	—	(18.9)	(9.4)	(87.4)
Dividend to noncontrolling interest	(13.8)	(13.2)	(13.8)	(13.2)
Adjustments for unconsolidated affiliates and noncontrolling interests	(229.2)	(58.4)	(427.4)	(189.1)
Nareit FFO attributable to AMT common stockholders	$1,002.0	$715.4	$3,209.0	$2,697.0
Straight-line revenue	(16.9)	(42.9)	(87.6)	(194.4)
Straight-line expense	11.2	16.9	57.9	62.3
Stock-based compensation expense	26.2	22.1	137.5	108.5
Deferred portion of income tax	(184.0)	(102.3)	(274.0)	(105.8)
Non-real estate related depreciation, amortization and accretion	47.8	66.8	195.6	199.0
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	6.4	5.4	19.0	26.8
Other (income) expense(2)	(9.7)	8.6	(23.8)	(31.3)
Loss on retirement of long-term obligations	3.3	0.3	3.3	70.2
Other operating expense (income)(3)	9.5	(0.4)	33.6	11.6
Capital improvement capital expenditures	(56.2)	(36.3)	(149.5)	(114.2)
Corporate capital expenditures	(2.1)	(4.6)	(9.2)	(17.0)
Adjustments for unconsolidated affiliates and noncontrolling interests	229.2	58.4	427.4	189.1
Consolidated AFFO	1,066.7	707.4	3,539.2	2,901.8
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(189.8)	(19.0)	(348.7)	(147.0)
AFFO attributable to AMT common stockholders	$876.9	$688.4	$3,190.5	$2,754.8
Divided by weighted average diluted shares outstanding	444,304	432,472	442,960	431,688
Consolidated AFFO per Share	$2.40	$1.64	$7.99	$6.72
AFFO attributable to AMT common stockholders per Share	$1.97	$1.59	$7.20	$6.38
_______________

(1)	Reflects the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata.

(2)
Q4 2018 and FY 2018 includes (gains) losses on foreign currency exchange rate fluctuations of ($10.4) million and $4.5 million, respectively. Q4 2017 and FY 2017 includes losses (gains) on foreign currency exchange rate fluctuations of $4.3 million and ($26.4) million, respectively.

(3)	Primarily includes integration and acquisition-related costs.

(4)	Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.